Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE INC. REPORTS Q2 EARNINGS PER SHARE OF $0.25

•	RECORD QUARTERLY REVENUE OF $259.9 MILLION

•	RECORD INCOME FROM OPERATIONS OF $18.8 MILLION

•	RECORD EBITDA OF $23.1 MILLION

TAMPA, FL – July 31, 2007 – Kforce Inc. (NASDAQ: KFRC), a professional staffing and solutions firm, today announced results for the second quarter of 2007. Revenues for the quarter ended June 30, 2007 were an all time quarterly high of $259.9 million compared to $234.4 million for the quarter ended June 30, 2006 and $252.3 million for the quarter ended March 31, 2007. The Firm reported net income for the second quarter of 2007 of $10.6 million or $.25 per share versus net income of $8.4 million or $.20 per share for the second quarter of 2006, representing a year-over-year improvement of 26.4% in net income. Net income for the quarter ending March 31, 2007 was $8.8 million or $.21 per share.

“We are very pleased to again have a record revenue quarter. This is also our best 2Q EPS and we believe further demonstrates the enhanced operating leverage of the Firm” said David L. Dunkel Chairman and CEO. Continued Mr. Dunkel, “We believe the environment for professional staffing and government solutions remains positive, particularly in the skilled niches we serve. We continue to see strong demand for highly skilled workers both on a permanent and flexible basis. We believe this demand is being driven by both secular and cyclical trends that bode well for the future of Kforce.”

William L. Sanders, President said: “Q2 2007 was the sixth consecutive quarter of record Firm revenue, and many other Firm milestones as well. We are extremely pleased with the progress we are making on all fronts as we continue to gain momentum during phase two of our current three year strategic plan. We believe we are meeting our objectives for 2007 to be a year of profitable growth.

Our vision is to be the Firm most respected by those we serve. A key aspect of our vision is building a Firm that delivers sustainable and consistent revenue and earnings performance. Total revenues of $259.9 million in Q2 2007, represent a 3.0% increase sequentially and a 10.9% increase year-over-year. We are particularly excited by the continued strong performance of our largest operating unit, Technology, as well as another good quarter of growth from our Clinical Research, Health Information Management and Government Solutions groups. With Q2 2007 results and what we believe are positive trends to begin Q3 2007, we are building confidence that 2007 could be our year to hit $1.0 billion in total revenues.

Additional operational highlights of the second quarter include:

•	Record revenue per billing day of $4.1 million in Q2 ‘07 improved 9.1% from $3.7 million in Q2 ‘06

•	Flex revenue of $239.7 million increased 10.6% from $216.7 million in Q2 ‘06

•	Search revenue of $20.2 million improved 14.5% from $17.7 million in Q2 ‘06

•

Revenues for Government Solutions were $15.2 million in Q2 ‘07, up 6.6% sequentially and 98.2 % year-over-year, fueled by our Bradson acquisition which has grown 23.4 % since the acquisition in October 2006.

•	Total gross profit percentage improved 170 basis points to 36.2% in Q2 ‘07 from 34.5% in Q2 ‘06

•	Flex gross profit percentage improved 160 basis points to 30.8% in Q2 ‘07 from 29.2% in Q2 ‘06

Joe Liberatore, Chief Financial Officer said: “We continue to translate revenue growth into improving bottom line results, as net income has increased 26.4% year over year. We believe we are making excellent progress toward achieving our goal of 10 percent operating margins at the peak of the current cycle.”

Financial highlights for the second quarter include:

•	Income from operations of $18.8 million or 7.2% has improved 80 basis points from 6.4% or $15.0 million in Q2 ‘06

•	Earnings per share before the impact of equity based compensation expense was 27 cents, a 28.6% increase from 21 cents in Q2 2006

•	EBITDA in Q2 ‘07 of $23.1 million increased 28.7% year-over year

•	Bank debt at the end of the second quarter was $65.5 million, reflecting a reduction in the second quarter of $15 million.

Mr. Liberatore continued, “Looking forward to the third quarter of 2007, our focus is on profitable growth, although we expect to continue to make selective investments that will benefit the Firm in 2007 and 2008. The third quarter of 2007 has 63 billing days versus 64 billing days in the second quarter of 2007. We expect revenues may be in the $260 million to $267 million range, and earnings per share of 25 to 27 cents, which reflects approximately 42.5 million weighted average diluted shares outstanding.”

On Wednesday, August 1, 2007, Kforce will host a conference call to discuss these results. The call will begin at 8:30 a.m. Eastern Time. The dial-in number is 888-593-6050. The replay of the call will be available from 10:30 a.m. Eastern Time Wednesday, August 1 to August 16, 2007, by dialing 888-203-1112, passcode 7720428.

This call is being webcast by CCBN and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 16, 2007

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 67 offices in 41 markets in North America. For more information, please visit our Web site at www.kforce.com.

About Kforce Government Solutions

Kforce Government Solutions provides innovative technology and finance and accounting solutions to federal government clients. For more information, visit www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share will be achieved or that the Firm will reach $1.0 billion in revenue in 2007. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	June 30, 2007	March 31, 2007	June 30, 2006
Revenue by Function:
Technology	$130,318	$124,466	$113,495
Finance & Accounting	59,174	61,531	62,363
Health & Life Sciences	55,213	52,041	50,861
Government Solutions	15,219	14,270	7,680

Total Revenue	259,924	252,308	234,399

Revenue by Time:
Perm	20,243	19,252	17,672
Flexible	239,681	233,056	216,727

Total Revenue	259,924	252,308	234,399

Cost Of Sales	165,806	163,867	153,472

Gross Profit	94,118	88,441	80,927
GP %	36.2%	35.1%	34.5%
Flex GP%	30.8%	29.7%	29.2%

Selling, General & Administrative	71,850	68,921	63,285
Depreciation & Amortization	3,498	3,460	2,641

Income from Operations	18,770	16,060	15,001

Other Expense	1,256	1,524	1,035

Earnings Before Taxes	17,514	14,536	13,966

Income Tax Expense	6,937	5,741	5,601

Net Income	$10,577	$8,795	$8,365

Earnings Per Share—Diluted	$0.25	$0.21	$0.20
EBITDA Per Share	$0.54	$0.48	$0.42
Shares Outstanding—Diluted	42,407	42,182	42,251

EBITDA	$23,066	$20,345	$17,928

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$422	$699	$(980)
Capital Expenditures	$4,481	$3,579	$2,655

Selected Balance Sheet Information:
Total Cash and Short-term Investments	$1,322	$566	$835
Accounts Receivable, less allowances	$152,170	$150,645	$132,376
Total Assets	$464,768	$457,208	$381,614
Bank Debt	$65,530	$80,515	$48,000
Other Current Liabilities	$86,220	$82,275	$76,944
Other Long-Term Liabilities	$25,099	$21,911	$15,735
Total Stockholders’ Equity	$287,919	$272,507	$240,935

Other Information:
Equity-Based Compensation Expense, net	$814	$733	$383

Billing Days	64	63	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2007	Q1 2007	Q2 2006
Total Firm
Flex Revenue (000’s)	$239,681	$233,056	$216,727
Revenue per billing day (000’s)	$3,745	$3,699	$3,440
Sequential Flex Revenue Change	2.8%	3.1%	5.5%
Hours (000’s)	4,338	4,323	4,222
Flex GP %	30.8%	29.7%	29.2%

Search Revenue (000’s)	$20,243	$19,252	$17,672
Placements	1,366	1,431	1,342
Average Fee	$14,819	$13,457	$13,167
Billing days	64	63	63

Technology
Flex Revenue (000’s)	$122,765	$116,931	$107,246
Revenue per billing day (000’s)	$1,918	$1,856	$1,702
Sequential Flex Revenue Change	5.0%	2.4%	8.8%
Hours (000’s)	1,838	1,784	1,663
Flex GP %	28.9%	27.9%	27.5%

Search Revenue (000’s)	$7,553	$7,535	$6,249
Placements	441	501	436
Average Fee	$17,137	$15,059	$14,341

Finance & Accounting
Flex Revenue (000’s)	$47,698	$50,881	$51,885
Revenue per billing day (000’s)	$745	$808	$824
Sequential Flex Revenue Change	-6.3%	0.3%	-1.9%
Hours (000’s)	1,345	1,431	1,527
Flex GP %	33.4%	32.1%	32.5%

Search Revenue (000’s)	$11,476	$10,650	$10,478
Placements	825	839	825
Average Fee	$13,905	$12,692	$12,695

Health & Life Sciences
Flex Revenue (000’s)	$53,999	$50,974	$49,916
Revenue per billing day (000’s)	$844	$809	$792
Sequential Flex Revenue Change	5.9%	6.5%	2.7%
Hours (000’s)	986	944	945
Flex GP %	30.1%	28.9%	29.8%

Search Revenue (000’s)	$1,214	$1,067	$945
Placements	100	91	81
Average Fee	$12,150	$11,713	$11,658

Government Solutions
Flex Revenue (000’s)	$15,219	$14,270	$7,680
Revenue per billing day (000’s)	$238	$226	$122
Sequential Flex Revenue Change	6.6%	6.7%	41.1%
Hours (000’s)	169	164	87
Flex GP %	40.9%	38.0%	26.8%

Kforce Inc.

Key Statistics—Health & Life Sciences

(Unaudited)

	Q2 2007	Q1 2007	Q2 2006
Clinical Research
Flex Revenue (000’s)	$23,324	$21,694	$21,596
Revenue per billing day (000’s)	$364	$344	$343
Sequential Flex Revenue Change	7.5%	11.8%	2.1%
Hours (000’s)	303	288	289
Flex GP %	26.3%	25.9%	28.2%

Search Revenue (000’s)	$401	$387	$235
Placements	19	20	9
Average Fee	$21,120	$19,340	$25,909

Health Information Management
Flex Revenue (000’s)	$14,890	$13,418	$11,307
Revenue per billing day (000’s)	$233	$213	$179
Sequential Flex Revenue Change	11.0%	14.7%	9.8%
Hours (000’s)	226	200	166
Flex GP %	36.3%	34.9%	35.1%

Search Revenue (000’s)	$127	$137	$136
Placements	10	10	11
Average Fee	$12,686	$13,694	$12,328

Healthcare-Nursing
Flex Revenue (000’s)	$9,067	$9,178	$9,275
Revenue per billing day (000’s)	$142	$146	$147
Sequential Flex Revenue Change	-1.2%	1.8%	-4.0%
Hours (000’s)	219	222	218
Flex GP %	30.0%	28.1%	27.7%

Search Revenue (000’s)	$23	$8	$59
Placements	6	2	8
Average Fee	$3,912	$3,876	$7,320

Scientific
Flex Revenue (000’s)	$6,718	$6,684	$7,738
Revenue per billing day (000’s)	$105	$106	$123
Sequential Flex Revenue Change	0.5%	-13.8%	3.4%
Hours (000’s)	238	234	272
Flex GP %	29.4%	28.1%	29.0%

Search Revenue (000’s)	$663	$535	$515
Placements	65	59	53
Average Fee	$10,203	$9,061	$9,727

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA

	Q2 2007		Q1 2007		Q2 2006
	$	Per share	$	Per share	$	Per share
EBITDA	$23,066	$0.54	$20,345	$0.48	$17,928	$0.42
Depreciation & Amortization	(3,498)	(0.08)	(3,460)	(0.08)	(2,641)	(0.06)
Amortization of Stock Options & SARS	(553)	(0.01)	(552)	(0.01)	—	—
Amortization of Restricted Stock & PARS	(245)	(0.01)	(270)	(0.01)	(281)	(0.01)
Interest Expense and Other	(1,256)	(0.03)	(1,527)	(0.04)	(1,040)	(0.02)
Tax Expense	(6,937)	(0.16)	(5,741)	(0.14)	(5,601)	(0.13)

Net Income	$10,577	$0.25	$8,795	$0.21	$8,365	$0.20

Outstanding Shares—Diluted	42,407		42,182		42,251

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of stock-based compensation. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Q2 2007		Q1 2007		Q2 2006
	$	Per share	$	Per share	$	Per share
Net Income before Equity-Based Compensation Expense	$11,391	$0.27	$9,528	$0.23	$8,748	$0.21
Equity-Based Compensation Expense, net:
Alternative LTI Valuation Expense	(548)	(0.01)	(390)	(0.01)	(358)	(0.01)
Amortization of Stock Options & SARS	(553)	(0.01)	(552)	(0.01)	—	—
Amortization of Restricted Stock & PARS	(245)	(0.01)	(270)	(0.01)	(281)	(0.01)
Tax Expense	532	0.01	479	0.01	256	0.01

Equity-Based Compensation Expense, net	(814)	(0.02)	(733)	(0.02)	(383)	(0.01)

Net Income	$10,577	$0.25	$8,795	$0.21	$8,365	$0.20

Outstanding Shares—Diluted	42,407		42,182		42,251

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with awards accounted for under Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires Kforce to measure the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.